EXHIBIT 5.1

LAW OFFICE OF JOHN W. MARTIN

5777 West Century Boulevard, Suite 1465

Los Angeles, California 90045

September 14, 2007

American Mold Guard, Inc.

30270 Rancho Viejo Road, Suite E

San Juan Capistrano, California 92675

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to American Mold Guard, Inc., a California corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale from time to time, by the selling stockholders named in the Registration Statement, of: (i) up to 1,081,081 shares (the “Note Shares”) of the Company’s common stock issuable upon conversion of principal and accrued interest under a $2.0 million principal amount secured convertible term note issued by the Company on July 19, 2007 (the “Convertible Note”) and (ii) up to 1,137,010 shares (the “Warrant Shares”) of the Company’s common stock issuable upon exercise of a warrant issued by the Company concurrently with the issuance of the Convertible Note (the “Warrant”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-B, 17 C.F.R. §228.601(b)(5).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing and subject to the qualifications and limitations set forth elsewhere in this letter, we are of the opinion that (a) if, as and when the Note Shares are issued and sold upon conversion of principal and accrued interest under the Convertible Note, and the conversion price and other consideration therefore has been received, pursuant to the provisions of the Convertible Note, such shares will be duly authorized, validly issued, fully paid and non-assessable; and (b) if, as and when the Warrant Shares are issued and sold upon exercise of the Warrant, and the exercise price and other consideration therefore has been received, pursuant to the provisions of the Warrant, such shares will be duly authorized, validly issued, fully paid and non-assessable.

Law Office of John W. Martin

American Mold Guard, Inc.

September 14, 2007

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the securities described above.

Very truly yours,

/s/ Law Office of John W. Martin